EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Matt Steinberg (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2014 RESULTS

- Revenues Increase 2.0% to $1.60 Billion for First Quarter -
- Record First Quarter Diluted Earnings Per Share of $0.61 -
- Company Updates 2014 Guidance -

NORWALK, CONNECTICUT, April 29, 2014 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2014.

For the first quarter of 2014, net income attributable to EMCOR was $41.3 million, or $0.61 per diluted share, compared to net income of $30.2 million, or $0.44 per diluted share, in the first quarter of 2013. Excluding one-time charges discussed below, non-GAAP net income increased by 27.1% to $43.4 million, or $0.64 per diluted share, compared to non-GAAP net income of $34.2 million, or $0.50 per diluted share, in the first quarter of 2013. Revenues in the first quarter of 2014 totaled $1.60 billion, compared to revenues of $1.57 billion in the year ago period.

Operating income for the first quarter of 2014 was $69.4 million, or 4.3% of revenues, which included UK operating losses and expenses aggregating approximately $2.8 million (including UK restructuring expenses of $0.7 million) relating to the Company's decision to withdraw from the UK construction market. Excluding these losses and expense items, the Company's non-GAAP operating income for the first quarter of 2014 increased by 27.7% to $72.1 million, or 4.5% of revenues, compared to non-GAAP operating income in the 2013 first quarter of $56.5 million, or 3.7% of revenues.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

Selling, general and administrative expenses for the 2014 first quarter were $144.9 million, or 9.1% of revenues, compared to $138.5 million, or 8.8% of revenues, in the year ago period.

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EMCOR Reports First Quarter Results	Page 2

The Company's income tax rate in the 2014 first quarter was 38.2%, compared to an income tax rate of 38.7% in the year ago period.

Backlog as of March 31, 2014 was $3.37 billion, a decrease of 1.3% from $3.42 billion at the end of the 2013 first quarter as a consequence of a $65 million backlog decline in the UK segment relating to the Company’s decision to withdraw from the UK construction market. U.S. backlog grew by $19 million which included backlog growth in the U.S. Construction and U.S. Industrial Services segments offset by expected declines in the U.S. Building Services segment due to 2013 portfolio reshaping. Backlog growth in the commercial, transportation, healthcare and water/wastewater sectors was offset by declines in the institutional, industrial and hospitality/gaming sectors. Total backlog of $3.37 billion as of March 31, 2014 increased by 0.4% from $3.36 billion as of December 31, 2013.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group commented, “Our first quarter performance reflected healthy margins across each of our business segments due to strong performance in a still choppy economy. We generated the strongest earnings per share for a first quarter in our history, thanks in part to the 2013 addition of RepconStrickland that contributed during the quarter.”

Mr. Guzzi added, “We achieved strong first quarter results in our U.S. Electrical Construction segment and improved performance in our U.S. Mechanical Construction segment. Additionally, we had a strong quarter in our U.S. Building Services segment, which was driven by our site-based and mobile mechanical services operations. Our U.S. Industrial Services segment performed solidly in the quarter despite comparison to its outstanding 2013 first quarter.”

Mr. Guzzi concluded, “While growth in non-residential construction has been sluggish so far this year, our solid and expanding domestic backlog is a positive indicator that we are gaining traction. We continue to manage through the challenges in our government business associated with sequestration. Supported by rigorous cost discipline, a solid and liquid balance sheet, strong backlog and consistent operational execution, we remain well-positioned to deliver on our growth objectives for 2014.”

The Company stated that, based on the current size and mix of its backlog and assuming the continuation of current market conditions, it continues to expect 2014 revenues to be approximately $6.8 billion. Also, the Company now expects diluted earnings per share to be between $2.45 to $2.70, up from its previous announced guidance of between $2.40 to $2.70, excluding restructuring and other costs associated with the withdrawal from the UK construction market.

EMCOR Group, Inc. is a Fortune 500 worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's first quarter conference call will be available live via internet broadcast today, Tuesday, April 29, at 10:30 AM Eastern Daylight Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

Additionally, investors can access a replay of the internet broadcast through a (REPLAY) link two hours after the call on the Home Page of the Company’s Web site. Replay available through May 13, 2014.

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EMCOR Reports First Quarter Results	Page 3

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2013 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2014	2013
Revenues	$1,599,385	$1,568,401
Cost of sales	1,384,174	1,377,263
Gross profit	215,211	191,138
Selling, general and administrative expenses	144,928	138,510
Restructuring expenses	909	1,363
Operating income	69,374	51,265
Interest expense	(2,248)	(1,862)
Interest income	234	357
Income before income taxes	67,360	49,760
Income tax provision	25,518	19,042
Net income including noncontrolling interests	41,842	30,718
Less: Net income attributable to noncontrolling interests	(581)	(551)
Net income attributable to EMCOR Group, Inc.	$41,261	$30,167

Basic earnings per common share	$0.61	$0.45
Diluted earnings per common share	$0.61	$0.44

Weighted average shares of common stock outstanding:
Basic	67,188,577	67,110,334
Diluted	68,001,205	68,099,121

Dividends declared per common share	$0.08	$—

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2014 (Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$406,668	$439,813
Accounts receivable, net	1,251,473	1,268,226
Costs and estimated earnings in excess of billings on uncompleted contracts	105,008	90,727
Inventories	50,332	52,123
Prepaid expenses and other	67,699	79,216
Total current assets	1,881,180	1,930,105
Investments, notes and other long-term receivables	6,567	6,799
Property, plant & equipment, net	122,456	123,414
Goodwill	834,102	834,825
Identifiable intangible assets, net	531,994	541,497
Other assets	31,217	29,275
Total assets	$3,407,516	$3,465,915
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	19,227	19,332
Accounts payable	426,799	487,738
Billings in excess of costs and estimated earnings on uncompleted contracts	371,877	381,295
Accrued payroll and benefits	199,887	237,779
Other accrued expenses and liabilities	184,624	172,599
Total current liabilities	1,202,414	1,298,743
Borrowings under revolving credit facility	—	—
Long-term debt and capital lease obligations	330,639	335,331
Other long-term obligations	347,949	352,215
Total liabilities	1,881,002	1,986,289
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,513,472	1,466,265
Noncontrolling interests	13,042	13,361
Total equity	1,526,514	1,479,626
Total liabilities and equity	$3,407,516	$3,465,915

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2014 and 2013
(In thousands) (Unaudited)

	2014	2013
Cash flows - operating activities:
Net income including noncontrolling interests	$41,842	$30,718
Depreciation and amortization	8,867	8,155
Amortization of identifiable intangible assets	9,504	6,336
Deferred income taxes	4,513	3,487
Loss on sale of subsidiary	596	—
Excess tax benefits from share-based compensation	(4,869)	(418)
Equity loss (income) from unconsolidated entities	460	(59)
Other non-cash items	1,038	1,779
Distributions from unconsolidated entities	72	600
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(86,339)	(145,700)
Net cash used in operating activities	(24,316)	(95,102)
Cash flows - investing activities:
Proceeds from sale of subsidiary	1,121	—
Proceeds from sale of property, plant and equipment	931	549
Purchase of property, plant and equipment	(8,073)	(7,005)
Investments in and advances to unconsolidated entities and joint ventures	(300)	—
Net cash used in investing activities	(6,321)	(6,456)
Cash flows - financing activities:
Repayments of long-term debt	(4,377)	(2)
Repayments of capital lease obligations	(491)	(390)
Dividends paid to stockholders	(5,353)	—
Proceeds from exercise of stock options	3,974	1,714
Payments to satisfy minimum tax withholding	(1,481)	(927)
Issuance of common stock under employee stock purchase plan	866	671
Payments for contingent consideration arrangements	—	(537)
Distributions to noncontrolling interests	(900)	(1,050)
Excess tax benefits from share-based compensation	4,869	418
Net cash used in financing activities	(2,893)	(103)
Effect of exchange rate changes on cash and cash equivalents	385	(4,540)
Decrease in cash and cash equivalents	(33,145)	(106,201)
Cash and cash equivalents at beginning of year	439,813	605,303
Cash and cash equivalents at end of period	$406,668	$499,102

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended March 31,
	2014	2013
Revenues from unrelated entities:
United States electrical construction and facilities services	$308,136	$307,584
United States mechanical construction and facilities services	513,011	541,117
United States building services	448,044	455,156
United States industrial services	231,958	145,544
Total United States operations	1,501,149	1,449,401
United Kingdom construction and facilities services	98,236	119,000
Total worldwide operations	$1,599,385	$1,568,401

	For the three months ended March 31,
	2014	2013
Operating income (loss):
United States electrical construction and facilities services	$21,655	$18,940
United States mechanical construction and facilities services	19,106	11,140
United States building services	20,298	12,880
United States industrial services	23,394	22,747
Total United States operations	84,453	65,707
United Kingdom construction and facilities services	1,297	1,279
Corporate administration	(15,467)	(14,358)
Restructuring expenses	(909)	(1,363)
Total worldwide operations	69,374	51,265
Other corporate items:
Interest expense	(2,248)	(1,862)
Interest income	234	357
Income before income taxes	$67,360	$49,760

EMCOR GROUP, INC.
RECONCILIATION OF 2014 AND 2013 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2014 and 2013 first quarter March 31, 2014 and 2013 operating income.  The following table provides a reconciliation between 2014 and 2013 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended March 31,
	2014	2013
GAAP operating income	$69,374	$51,265
EMCOR UK construction operating losses	2,065	3,887
EMCOR UK restructuring expenses	685	1,325
Non-GAAP operating income, excluding UK losses and UK restructuring expenses	$72,124	$56,477

EMCOR GROUP, INC.
RECONCILIATION OF 2014 AND 2013 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2014 and 2013 first quarter March 31, 2014 and 2013 net income attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2014 and 2013 net income attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended March 31,
	2014	2013
GAAP net income attributable to EMCOR Group, Inc.	$41,261	$30,167
EMCOR UK construction losses (1)	1,621	2,983
EMCOR UK restructuring expenses (2)	537	1,017
Non-GAAP net income attributable to EMCOR Group, Inc., excluding UK losses and UK restructuring expenses	$43,419	$34,167

(1)  Amount is net of tax effect of $0.4 million in the 2014 quarter and $0.9 million in the 2013 quarter.
(2) Amount is net of tax effect of $0.1 million in the 2014 quarter and $0.3 million in the 2013 quarter.

EMCOR GROUP, INC.
RECONCILIATION OF 2014 AND 2013 DILUTED EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2014 and 2013 first quarter March 31, 2014 and 2013 diluted earnings per share.  The following table provides a reconciliation between 2014 and 2013 EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended March 31,
	2014	2013
GAAP diluted earnings per common share	$0.61	$0.44
EMCOR UK construction losses (1)	0.02	0.04
EMCOR UK restructuring expenses (2)	0.01	0.01
Non-GAAP diluted earnings per common share, excluding UK losses and UK restructuring expenses	$0.64	$0.50

(1)  Amount is net of tax effect of $0.4 million in the 2014 quarter and $0.9 million in the 2013 quarter.
(2) Amount is net of tax effect of $0.1 million in the 2014 quarter and $0.3 million in the 2013 quarter.

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